Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Janus International Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Secondary Offering:
Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share(2)	Rule 457	(c)	67,398,183 shares	$9.11	(3)	$613,660,456.22	(3)	0.00011020	$67,625.38
		Total Offering Amounts						$613,660,456.22			$67,625.38
		Total Fees Previously Paid									$86,875.82	(4)
		Net Fee Due									$0.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of securities previously registered includes such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents the resale of shares of common stock, par value $0.0001 per share (“Common Stock”) in certain private transactions described in the registration statement on Form S-1 (Registration No. 333-257731) (the “Original Form S-1”) filed on July 7, 2021, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 6, 2021, which was subsequently amended on June 10, 2022 and declared effective by the SEC on June 15, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A Common Stock on April 20, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC), as reported on the New York Stock Exchange, under the symbol “JBI.”

(4)	See Calculation of Registration Fee on cover page of the Original Form S-1.